MEDASSETS, INC.
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022
September 29, 2008
VIA EDGAR AND FACSIMILE
David L. Orlic
Special Counsel
Securities and Exchange Commission
Division of Corporation Finance
100 F Street N.E.
Washington, D.C. 20549

Re:	MedAssets, Inc.
Preliminary Proxy Statement on Schedule 14A
File No. 001-33881
Dear Mr. Orlic:
     MedAssets, Inc. hereby acknowledges:
     (1) it is responsible for the adequacy and the accuracy of the disclosure in the filing;
     (2) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and
     (3) it may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
***
     Should you have any questions regarding the foregoing, please do not hesitate to contact me at (678) 323-2500 or Morgan D. Elwyn, Esq. of Willkie Farr & Gallagher LLP, our legal counsel, at (212) 728-8981.
Sincerely,
/s/ Jonathan H. Glenn
Jonathan H. Glenn
Executive Vice President, Chief Legal and Administrative Officer
cc: Morgan D. Elwyn, Esq.